SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
      (as  permitted  by  Rule 14a-6(e)(2))
[ x ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               CONMED CORPORATION
 ................................................................................
                (Name of Registrant as Specified in Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
[   ]  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:
          ......................................................................
       2) Aggregate number of securities to which transaction applies:
          ......................................................................
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ......................................................................
       4) Proposed maximum aggregate value of transaction:
          ......................................................................
       5) Total fee paid:
          ......................................................................

[ x ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
          ......................................................................
       2) Form, Schedule or Registration Statement No.:
          ......................................................................
       3) Filing Party:
          ......................................................................
       4) Date Filed:
          ......................................................................

                               CONMED CORPORATION
                                310 Broad Street
                              Utica, New York 13501


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


               NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the Radisson Hotel-Utica Centre, 200 Genesee Street, Utica, New York on Tuesday, May 21, 1996, at 3:30 P.M. (New York Time), for the following purposes:

               (1) To elect five Directors to serve on the Company's Board of Directors;

               (2) To appoint independent accountants for the Company for fiscal year 1996;

               (3) To approve an amendment to the Company's 1992 Stock Option Plan to increase to 2,000,000 from 1,012,500 the number of shares of Common Stock that may be issued upon the exercise of options;

               (4)  To  approve  an   amendment   to  the   Company's   Restated
                    Certificate of Incorporation to increase to 40,000,000 the number of authorized shares of Common Stock; and

               (5) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

               The shareholders of record at the close of business on April 2, 1996 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

               Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                             By Order of the Board of Directors,

                                             Thomas M. Acey
                                             Secretary
April 12, 1996

                               CONMED CORPORATION
                                310 Broad Street
                              Utica, New York 13501

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 21, 1996

               The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held Tuesday, May 21, 1996, at 3:30 P.M. (New York Time), at the Radisson Hotel-Utica Centre, 200 Genesee Street, Utica, New York and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about April 12, 1996 to all shareholders of record on April 2, 1996. Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

               The persons  named as proxies are Eugene R.  Corasanti and Robert
E. Remmell, each of whom is presently a director and an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material. The Company has retained D.F. King, a proxy solicitation firm, to assist in the solicitation of proxies. The Company estimates that D.F. King's fees for such assistance will be approximately $7,000, and in addition the Company expects to reimburse D.F. King for approximately $3,500 in expenses.

                                  VOTING RIGHTS

               The holders of record of the 14,901,836 shares of Common Stock outstanding on April 2, 1996 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of a record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of accountants. However, because both the proposal to amend the 1992 Stock Option Plan and the proposal to amend the Company's Restated Certificate of Incorporation require the affirmative vote of a majority of all outstanding shares entitled to vote for approval, an abstention on either of those proposals will have the same legal effect as a vote against such proposal. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

               Under the rules of the New York Stock Exchange, which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals 1, 2 and 4 are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting (shares held by such clients, "broker non-votes"). Proposal 3 is considered "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on this item. Such broker non-votes will be treated in the same manner as abstentions.


                                  ANNUAL REPORT

               The annual report for the fiscal year ended December 29, 1995, including financial statements, is being furnished herewith to shareholders of record on April 2, 1996. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 2, 1996, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director, by each of the Named Executive Officers (as defined below) and by all directors and executive officers as a group.

                                                Amount and Nature
                                                  of Beneficial        Percent
Name of Beneficial Owner*                           Ownership         of Class
- -------------------------                       -----------------     --------
William W. Abraham(1)                                120,300             (2)

Harry Cone(3)                                        243,900            1.58

Eugene R. Corasanti(4)                               462,400            3.01

Joseph J. Corasanti(5)                                40,800             (2)

Bruce F. Daniels(6)                                    4,875             (2)

Joseph B. Gross(7)                                     8,250             (2)

Jeffrey H. Palmer(7)                                  18,250             (2)

Robert E. Remmell(8)                                   1,950             (2)

Robert D. Shallish, Jr.(9)                            36,075             (2)

Directors and officers as a group
   (12 persons) (3)(4)(6)(10)                      1,072,595            6.97

                                                Amount and Nature
                                                  of Beneficial        Percent
Name of Beneficial Owner*                           Ownership         of Class
- -------------------------                       -----------------     --------
Fenimore Asset Management, Inc.(11)
  118 North Grand Street
  P.O. Box 310
  Cobleskill, New York 12043                       1,278,526            8.59

George D. Bjurman & Associates(12)
  10100 Santa Monica Boulevard
  Suite 1200
  Los Angeles, California 90067                    1,173,503            7.88

- -----------------------
* Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.

(1)  Includes 96,000 shares subject to options, exercisable within 60 days.

(2)  Less than 1%.

(3) Includes an aggregate of 129,900 shares owned beneficially by the wife of Harry Cone. Mr. Cone disclaims beneficial ownership of these shares. Also includes an aggregate of 1,500 subject to options, exercisable within 60 days.

(4) Includes 222,000 shares subject to options, exercisable within 60 days. Includes an aggregate of 42,525 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.

(5) Includes 6,750 shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti. (6) Consists of an aggregate of 3,375 shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares. Also includes an aggregate of 1,500 subject to options, exercisable within 60 days.

(7)  Consists of shares subject to options, exercisable within 60 days.

(8) Includes an aggregate of 1,500 subject to options, exercisable within 60 days.

(9)  Includes 30,650 shares subject to options, exercisable within 60 days.

(10) Includes 505,845 shares subject to options, exercisable within 60 days, held by William W. Abraham, Harry Cone, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, Joseph B. Gross, Jeffrey H. Palmer, Robert E. Remmell, Robert D. Shallish, Jr., Frank R. Williams, Luke A. Pomilio and Thomas M. Acey, executive officers of the Company. Such 505,845 shares are equal to approximately 3.29% of the Common Stock outstanding. As of April 2, 1996, the Company's directors and officers as a group (11 persons) owned 390,950 shares, which is approximately 2.63% of the Common Stock outstanding.

(11) A Schedule 13G filed with the SEC by Fenimore Asset Management, Inc. on January 31, 1996 indicates that Fenimore Asset Management, Inc. beneficially owns 1,278,526 shares of Common Stock by virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.

(12) A Schedule 13G filed with the SEC by George D. Bjurman & Associates on October 10, 1995 indicates that George D. Bjurman & Associates beneficially owns 1,173,503 shares of Common Stock virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.

               On April 2, 1996 there were 2,125 shareholders of record of the Company's Common Stock.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

               At the meeting, five directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

               The Board of Directors recommends a vote FOR this proposal.

               Pursuant to the Company's By-laws, the Board of Directors consists of five directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders.

               The following table sets forth certain information regarding the members of and nominees for the Board of Directors:

NOMINEES FOR ELECTION AT THE 1996 ANNUAL MEETING

                                         Served As
                                          Director     Principal Occupation or
Name                         Age            Since      Position with the Company
- ----                         ---         ---------     -------------------------
Harry Cone                    75            1981       Certified Public Accountant, retired

Robert E. Remmell             65            1983       Member of Steates Remmell Steates & Dziekan
                                                       (Attorneys) and Assistant Secretary of the
                                                       Company

Eugene R. Corasanti           65            1970       President, Chief Executive Officer and Chairman
                                                       of the Board of Directors of the Company

Bruce F. Daniels              61            1992       Controller, Construction Division, Chicago
                                                       Pneumatic Tool Company

Joseph J. Corasanti           32            1994       Vice President-Legal Affairs and General Counsel
                                                       of the Company

DIRECTORS AND EXECUTIVE OFFICERS

               Eugene R. Corasanti has served as President and Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Mr. Corasanti is also Chairman of the Board of Directors of the Company. Eugene R. Corasanti's son, Joseph J. Corasanti, is a Director, Vice President-Legal Affairs and General Counsel of the Company.

               William W. Abraham (age 64) joined the Company in May 1977 as General Manager. He has served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November 1989 he was named Executive Vice President and in March 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

               Joseph B. Gross (age 37) joined the Company as Manager of Manufacturing Engineering in April 1988 and became Vice President-Operations in May 1992. Prior to his employment with the Company, Mr. Gross was employed at Oneida Ltd. Silversmiths. Mr. Gross holds a B.S. degree from the State University of New York-College of Technology and a Master's degree in Business Administration from Rensselaer Polytechnic Institute.

               Jeffrey H. Palmer (age 52) joined the Company as National Sales Manager in October 1988 and became Vice President-Sales in September 1989. Prior to his employment with the Company, Mr. Palmer served as Director of Sales for the Medical Products Division of AMSCO International for ten years.
Mr. Palmer holds a B.A. degree from Eastern Michigan University.

               Robert D. Shallish, Jr. (age 47) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

               Joseph J. Corasanti has served as Director and Vice President-Legal Affairs of the Company since 1994 and as General Counsel of the Company since March 1993. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman, President and Chief Executive Officer of the Company.

               Frank R. Williams (age 47) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989 he became Vice President-Business Development and became Vice President-Technology Assessment in November 1995. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

               Thomas M. Acey (age 49) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

               Luke A. Pomilio (age 31) joined the Company as Controller in September 1995. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

               Harry Cone has served as a Director of the Company since May 1981. Mr. Cone is a certified public accountant and was a partner in the firm of Sugarman & Cone (and its predecessor), Utica, New York, from 1958 until 1986 when he became semi-retired. Mr. Cone graduated with a B.B.A. degree in Accounting from Syracuse University.

               Robert E. Remmell has served as a Director and Assistant Secretary of the Company since June 1983. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, New Hartford, New York, the Company's corporate counsel. The Company paid approximately $57,000 to Steates Remmell Steates & Dziekan, and has accrued approximately an additional $33,500, for services rendered during fiscal year 1995. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

               Bruce F. Daniels has served as a Director of the Company since August 1992. Since 1993 Mr. Daniels has been the Controller of the Construction Division of Chicago Pneumatic Tool Company, where he has been employed since 1974. From 1991 until 1993, he was the Controller of the International Division of Chicago Pneumatic Tool Company and from 1981 until 1991, he was the Controller of the Tool Division of Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

               The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which expires December 31, 1996. The Company's other officers are appointed by the Board of Directors and hold office at the will of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

               The Company's Board of Directors has three standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. The Company has no nominating committee.

               The Audit Committee presently consists of Messrs. Cone, Daniels and Remmell. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met two times during fiscal year 1995.

               The Stock Option Committee presently consists of Messrs. Cone, Daniels and Remmell. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with such plan. The Stock Option Committee voted by unanimous written consent on resolutions five times during fiscal year 1995.

               The Compensation Committee presently consists of Messrs. Cone, Daniels and Remmell. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met two times during fiscal year 1995.

               The full Board of Directors met twelve times (four of which meetings were telephonic) during fiscal year 1995. Each incumbent director attended or acted upon at least 75% of the total fiscal year 1995 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

               Each Director was paid $1,000 for each of eight meetings of the full Board of Directors attended. In addition, under the Company's Stock Option Plan for Non-Employee Directors each non-employee director (Messrs. Cone, Daniels and Remmell in 1995 and 1996) elected, reelected or continuing as a director receives 1,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

               The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company (the "CEO"), and (ii) William W. Abraham, Jeffrey H. Palmer, Robert D. Shallish, Jr. and Joseph B. Gross, the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 29, 1995 (the CEO and such officers, the "Named Executive Officers").

               The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 29, 1995, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during fiscal year 1996 will be reported in the proxy statement for the Company's 1997 Annual Meeting of Shareholders, unless such compensation has been previously reported.

Summary Compensation Table

               The following table sets forth for the Named Executive Officers for each of the last three years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); and (iv) long-term compensation, including the sum of the number of stock options granted (column (f)).

                                               Summary Compensation Table
                                                                                                            Long-Term
                                                                                                          Compensation
                                                                  Annual Compensation                         Awards
                                                     ----------------------------------------------      ---------------

       (a)                              (b)            (c)               (d)              (e)                  (f)
                                                                                      Other Annual
Name and Principal                    Fiscal          Salary            Bonus         Compensation           Options
     Position                          Year            ($)             ($)(1)             ($)                  (#)
- ------------------                    ------         -------          -------         ------------        --------------
Eugene R  Corasanti,                   1995          249,562             --            149,000(2)           20,000(3)
 President, Chief                      1994          203,891          100,000          129,000(2)          112,500(3)
 Executive Officer and                 1993          203,891             --            117,000(2)             --
 Chairman of the Board

William W  Abraham,                    1995          139,507             --               --                19,200(3)
 Senior Vice President                 1994          128,300           65,000             --                  --
                                       1993          121,900             --               --                11,250(3)

Jeffrey H  Palmer,                     1995          118,707             --               --                17,500(3)
 Vice President-Sales                  1994          106,680           54,600             --                  --
                                       1993           99,640             --               --                 6,750(3)

Robert D  Shallish, Jr.,               1995          118,707             --               --                17,500(3)
 Chief Financial Officer               1994          106,050           54,600             --                  --
 and Vice President-                   1993           98,050             --               --                 6,750(3)
 Finance

Joseph B  Gross,                       1995          118,707             --               --                17,500(3)
 Vice President-                       1994          105,000           54,600             --                  --
 Operations                            1993           81,800             --               --                 6,750(3)

- ------------------

(1) Includes cash bonuses in year earned even if paid after the fiscal year end.

(2) Amounts represent deferred compensation and accrued interest for Mr. Corasanti. See the discussion of Mr. Corasanti's employment agreement, below.

(3) Adjusted to give effect to the Company's three-for-two stock splits in the form of stock dividends paid on December 27, 1994 and November 30, 1995.

               Eugene R. Corasanti has a five-year employment agreement (the "Employment Agreement") with the Company, extending through December 31, 1996. The Employment Agreement, as amended, provides for Mr. Corasanti to serve as president and chief executive officer of the Company for five years at an annual salary, not less than $200,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $70,000 per year with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to reelect Mr. Corasanti as president and chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the balance of his base annual salary, and shall continue to receive deferred compensation and other employment benefits, for the balance of the Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control his employment with the Company is terminated by the Company other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation, and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors has determined for 1996 that Mr. Corasanti's compensation shall be $250,000.

               The Company is paying the premiums on three split-dollar life insurance policies for Eugene R. Corasanti as described under "Certain Relationships and Related Transactions." In 1995, premiums on these policies paid by the Company aggregated approximately $53,000. As described more fully under "Certain Relationships and Related Transactions," the Company entered into a directors and officers insurance policy covering the period from January 31, 1996 through January 31, 1997, which covers all directors and officers of the Company and its subsidiaries.

STOCK OPTION PLANS

The 1992 Plan

               In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Committee presently consists of Messrs.
Cone, Daniels and Remmell.

               Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 1,012,500 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the 1992 Plan. If the 1992 Plan is amended as proposed at the 1996 Annual Meeting, an additional 987,500 shares of Common Stock, for a total of 2,000,000 shares of Common Stock, will be reserved against the exercise of stock options under the 1992 Plan. See "Proposal Three: Amendment to the 1992 Stock Option Plan." Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. Options relating to 926,776 shares of Common Stock were granted and not terminated under the 1992 Plan, of which options relating to 830,050 shares of Common Stock are still exercisable. Options relating to 85,724 shares of Common Stock remain available to be granted.

The 1983 Plan

               In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended by the shareholders on June 30, 1987 and April 10, 1992. The 1983 Plan calls for the grant of both "incentive stock options" intended to qualify for special tax treatment under the Internal Revenue Code of 1986 and other stock options. Pursuant to the 1983 Plan, officers and key employees of the Company are eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Committee.

               No additional options may be granted under the 1983 Plan. The 1983 Plan provides that the total amount of Common Stock for which options may be granted shall not exceed 1,012,500 shares, subject to certain adjustments for changes affecting the Common Stock, such as a merger, consolidation, reorganization, recapitalization or stock split. Options relating to 1,008,197 shares of Common Stock were granted under the 1983 Plan, of which options for 372,275 shares of Common Stock are still exercisable.

Stock Option Plan for Non-Employee Directors

               In May 1995, the shareholders of the Company approved the Stock Option Plan For Non- Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director (Messrs. Cone, Daniel and Remmell in 1995 and 1996) elected, reelected or continuing as a director receives 1,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

               A total of 75,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the Non-Employee Directors Plan. Share issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non- Employee Directors Plan.

Option Grants Table

               The following table sets forth, with respect to grants of stock options made during fiscal year 1995 to each of the Named Executive Officers:
(i) the name of the executive officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during fiscal year 1995; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column
(f)) and (B) 10% per annum (column (g)).

                                      Option Grants in Fiscal Year 1995


                                                                Individual Grants
                                      ----------------------------------------------------------------------

    (a)                                 (b)                (c)                    (d)               (e)
                                                        % of Total
                                      Options        Options Granted          Exercise or
                                      Granted        to Employees in          Base Price         Expiration
  Name                                  (#)          Fiscal Year 1995           ($/Sh)              Date
  ----                                 -----         ----------------          --------            ------
Eugene R. Corasanti                   20,000              8.20%                  25.00            12/27/05

William W. Abraham                     7,500              3.10%                  12.42            5/23/05
                                      11,700              4.80%                  25.00            12/27/05

Jeffrey H. Palmer                      7,500              3.10%                  12.42            5/23/05
                                      10,000              4.10%                  25.00            12/27/05

Robert D. Shallish, Jr.                7,500              3.10%                  12.42            5/23/05
                                      10,000              4.10%                  25.00            12/27/05

Joseph B. Gross                        7,500              3.10%                  12.42            5/23/05
                                      10,000              4.10%                  25.00            12/27/05

                                                        Potential Realizable
                                                       Value at Assumed Annual
                                                         Rates of Stock Price
                                                           Appreciation for
                                                              Option Term
                                                    -------------------------------

    (a)                                               (f)                    (g)



  Name                                              5% ($)                 10% ($)
  ----                                              ------                 -------
Eugene R. Corasanti                                 314,447                796,871

William W. Abraham                                   58,582                148,457
                                                    183,952                466,170

Jeffrey H. Palmer                                    58,582                148,457
                                                    157,224                398,436

Robert D. Shallish, Jr.                              58,582                148,457
                                                    157,224                398,436

Joseph B. Gross                                      58,582                148,457
                                                    157,224                398,436

Aggregated Option Exercises and Year-End Option Value Table

               The following table sets forth, with respect to each exercise of stock options during fiscal year 1995 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options held at December 29, 1995, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 29, 1995, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.

                                    Aggregated Option Exercises in Fiscal Year 1995 and
                                              December 29, 1995 Option Values

   (a)                                 (b)               (c)                     (d)                          (e)
                                                                                                   Value of Unexercised In-
                                                                        Number of Unexercised        the-Money Options at
                                                                       Options at 12/29/95 (#)          12/29/95 ($)(1)
                                                                       -----------------------     ------------------------

                                     Shares
                                    Acquired            Value                Exercisable/                Exercisable/
  Name                           on Exercise (#)     Realized ($)           Unexercisable                Unexercisable
  ----                           ---------------     ------------           -------------                -------------
Eugene R. Corasanti                  53,000           1,328,125             372,000/20,000               2,796,840/ --
William W. Abraham                     --                 --                 83,250/37,200               596,078/252,203
Jeffrey H. Palmer                     4,600            108,750               33,750/44,050               360,113/356,634
Robert D. Shallish, Jr.               9,700            240,000               24,650/30,050               187,736/212,553
Joseph B. Gross                      17,550            512,438                4,500/30,550                54,990/212,589

- ----------------
(1)  Assumes $25.00 per share fair market value on December 29, 1995.

Pension Plans

               The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all CONMED employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. Eugene R. Corasanti's deferred compensation is not included in the calculation of his retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

               The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Mr. Abraham had accrued benefits under the former plans totalling $20,820 per year at December 31, 1988. Benefits accrued under the former plans are payable from the Pension Plan in addition to the benefits to be received under the Pension Plan. During 1995, Mr. Eugene R. Corasanti reached normal retirement age under the Pension Plan and elected to receive a lump sum payment of the actuarial equivalent value of his accrued benefits as October 31, 1995 ($1,086,970).

               As of December 29, 1995, Mr. Eugene R. Corasanti had two months of credited service while Messrs. Abraham, Palmer, Shallish and Gross had seven, six, five and seven years of credited service, respectively. The following table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service.

                                     CONMED Pension Plan

                                                Years of Service
                    ------------------------------------------------------------------------
Average
 Pay                   15              20              25              30             35
- -------               ----            ----            ----            ----           ----
$125,000           $ 28,125        $ 37,500        $ 46,875        $ 56,250        $ 65,625

$150,000             33,750          45,000          56,250          67,500          78,750

$175,000(1)          33,750          45,000          56,250          67,500          78,750

$200,000(1)          33,750          45,000          56,250          67,500          78,750

$225,000(1)          33,750          45,000          56,250          67,500          78,750

$250,000(1)          33,750          45,000          56,250          67,500          78,750

$300,000(1)          33,750          45,000          56,250          67,500          78,750

$400,000(1)          33,750          45,000          56,250          67,500          78,750

$450,000(1)          33,750          45,000          56,250          67,500          78,750

$500,000(1)          33,750          45,000          56,250          67,500          78,750

- ------------

(1)  1995 statutory  limits are $120,000 for straight life annuity benefit payable at age 65 and $150,000 for annual compensation taken into account in determining average pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Company's  Board of  Directors,  pursuant to the terms of the
Employment Agreement, establishes the annual salary of Eugene R. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee and the Stock Option Committee are composed of Robert E. Remmell, Harry Cone and Bruce
F. Daniels, the three independent, non-employee directors who have no interlocking relationships as defined by the SEC.

               The Board of Directors  believes that the  compensation of Eugene
R. Corasanti, the Company's President and Chairman ("CEO"), should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $200,000 and permits the Board of Directors to determine a higher salary in their discretion. The Board of Directors establishes the CEO's salary by considering the salaries of CEO's of comparably-sized companies and their performance.

               In fiscal 1993, while the Company consummated the $21.8 million acquisition of certain assets and the business of Medtronic Andover Medical, Inc. from Medtronic Inc., the Company incurred a net loss of $1.4 million, primarily as a result of a $5.0 million charge relating to patent infringement litigation. In fiscal 1994, the Company returned to profitability, recording net income of $5.4 million, or $0.56 per share. In fiscal 1995, the Company acquired Birtcher Medical Systems, Inc. (in a $21.2 million stock-for-stock exchange) and The Master Medical Corporation (in a $10.0 million purchase transaction) and recorded net income of $10.9 million, or $0.94 per share. Also in 1995, the Company agreed to acquire New Dimensions In Medicine, Inc. in a $37.1 million purchase transaction, which was consummated on February 23, 1996.

               In the  light  of the  foregoing,  pursuant  to the  terms of Mr.
Corasanti's  Employment  Agreement,   the  Board  of  Directors  (Mr.  Corasanti
abstaining) has determined that Mr. Corasanti's base salary shall be $250,000 for 1996.

               The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. Using salary survey data, the Compensation Committee establishes base salaries that are within the range for persons holding similarly-responsible positions at other companies. In addition, factors such as relative company performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. As discussed below, in fiscal year 1995, the Company granted each of the Company's executive officers stock options.

               Stock options are granted to the Company's executive officers, including Eugene R. Corasanti, primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for managers to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy. The Committee granted 20,000 stock options to Eugene R. Corasanti in fiscal year 1995. In fiscal year 1995, the Committee granted 152,750 options to executive officers.

               The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 1996 will exceed the limits for deductibility. In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

Board of Directors                           Compensation Committee
- ------------------                           ----------------------
Eugene R. Corasanti, Chairman                Harry Cone
Harry Cone                                   Robert E. Remmell
Robert E. Remmell                            Bruce F. Daniels
Bruce F. Daniels
Joseph J. Corasanti


                             Stock Option Committee
                             ----------------------
                             Harry Cone
                             Robert E. Remmell
                             Bruce F. Daniels

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

               The Company's Board of Directors, which is composed of Eugene R. Corasanti, Harry Cone, Robert E. Remmell, Bruce F. Daniels and Joseph J. Corasanti, establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Mr. Corasanti abstaining) and for other executive officers through the Compensation Committee and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the Chief Executive Officer and President of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the Vice President-Legal Affairs and General Counsel of the Company and is the son of Eugene R.
Corasanti.

               The Company pays all premiums on three $3,175,000 split-dollar life insurance policies for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 29, 1995 were approximately $53,000. Of such premiums, an aggregate of approximately $11,900 has been reflected as compensation to Mr. Corasanti. The remaining amount of $41,000 is being treated by the Company as a loan to Mr. Corasanti. At December 29, 1995, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $357,200. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

PERFORMANCE GRAPH

               The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG CONMED CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                 AND THE S & P MEDICAL PRODUCTS & SUPPLIES INDEX


[Graphic material omitted. Data is presented in tabular form below:

                                                              Cumulative Total Return
                                           ------------------------------------------------------------
                                           12/90      12/91      12/92       12/93     12/94      12/95
                                           -----      -----      -----       -----     -----      -----
CONMED                          CNMD        100        296        141         92        259        489
CORPORATION

Nasdaq Stock Market-US          INAS        100        161        187        215        210        296

S & P Medical Products &        IMDP        100        164        140        107        127        214]
Supplies Index

- --------
* $100 invested on 12/31/90 in stock or index - including reinvestment of dividends. Fiscal year ending
  December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               As discussed above under "Board of Directors Interlocks and Insider Participation," the Company pays all premiums on three $3,175,000 split-dollar life insurance policies for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 29, 1995 were approximately $53,000. Of such premiums, an aggregate of approximately $11,900 has been reflected as compensation to Mr. Corasanti. The remaining amount of $41,000 is being treated by the Company as a loan to Mr. Corasanti. At December 29, 1995, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $357,200. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

               The Company has entered into a directors and officers insurance policy covering the period from January 31, 1996 through January 31, 1997 at a total cost of $145,000, which covers directors and officers of the Company and its subsidiaries.

               All transactions with officers, directors, and affiliates of the Company have been on terms that the Company believes were no less favorable to the Company than those that could be obtained from an unaffiliated third party or negotiated in good faith on an arm's-length basis.

               Robert E. Remmell, Assistant Secretary, director and shareholder of the Company, is a partner of Steates Remmell Steates & Dziekan, the Company's corporate counsel.


                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

               The independent accountants for the Company have been Price Waterhouse LLP since fiscal year 1982. The Audit Committee has recommended to the Board of Directors that Price Waterhouse LLP be nominated as independent accountants for fiscal year 1996, and the Board approved the recommendation.

               Unless otherwise specified, shares represented by proxies will be voted for the appointment of Price Waterhouse LLP as independent accountants for fiscal year 1996. Representatives of Price Waterhouse LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

               The Board of Directors recommends a vote FOR this proposal.

             PROPOSAL THREE: AMENDMENT TO THE 1992 STOCK OPTION PLAN

               The Board of Directors has authorized and approved, subject to shareholder approval, an amendment to CONMED Corporation 1992 Stock Option Plan (the "1992 Plan"), increasing to 2,000,000 from 1,012,500 the number of shares of Common Stock that may be issued upon the exercise of options.

               The Board of Directors believes it to be in the best interests of the Company and its shareholders to have additional stock options authorized which would be available for grant to attract and retain capable officers and key employees and to provide an inducement to such personnel to promote the best interests of the Company and its subsidiaries by enabling and encouraging them to acquire stock in the Company.

               The proposed amendment would amend Section 2 of the 1992 Plan to read in its entirety as follows:

               2.            STOCK

                             Options  may be granted  under the Plan to purchase
               up to a maximum of 2,000,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), in the aggregate and 800,000 shares of Common Stock for any participant, subject to adjustment as hereinafter provided. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchases to be advisable. If any option granted under the Plan expires or otherwise terminates without having been exercised, the shares subject to the unexercised portion of such option shall continue to be available for the granting of options under the Plan.

               Language deleted by the proposed amendment has been crossed out and language added by the proposed amendment has been underlined. The rest of the 1992 Plan, which was approved by shareholders in 1992, will remain unchanged.

               [NOTE - in the paper version of this document, the number "2,000,000" in section 2 of the 1992 Plan above is underlined. Immediately following "2,000,000" is the number "1,012,500" in strikeout. The phrase "in the aggregate and 800,000 shares of Common Stock for any participant" is underlined.]

Summary Description of the 1992 Plan

               The major provisions of the 1992 Plan are summarized below.

               Common Stock Subject to the 1992 Plan. If the amendment to the 1992 Plan is approved by the shareholders, a total of 2,000,000 shares of Common Stock (increased from 1,012,500 shares of Common Stock and subject to adjustment for stock splits and other changes in the Company's capital structure) will be reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option for which any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan.

               Options to be Granted. Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). As of April 2, 1996, 915,745 shares were reserved for issuance pursuant to the 1992 Plan and, if the 1992 Plan is amended as proposed, a total of 1,903,245 shares of Common Stock would be reserved for issuance under the 1992 Plan. Under the existing 1992 Plan, options relating to 85,274 shares of Common Stock would be available to be granted.

               Administration. The 1992 Plan will be administered by the Committee, which shall consist of two or more members of the Board of Directors (currently Messrs. Cone, Daniel and Remmell). No member of the Committee shall be eligible to (i) receive an option under the 1992 Plan while serving on the Committee or within one year prior to his or her appointment to the Committee or
(ii) receive an award of equity securities under any other plan of the Company or any of its affiliates while serving on the Committee or at any time within one year prior to his or her appointment to the Committee, except as permitted by Rule 16b-3 under the Exchange Act without the member being considered other than a disinterested person thereunder. The Committee shall have full authority, subject to the required terms of the 1992 Plan summarized below, to determine the individuals who are to receive options, the kind of options to be granted, the date of grant and the other terms of such options, and the number of shares subject to each option; to establish such rules and regulations, not in consistent with the provisions of the 1992 Plan, for the proper administration of the 1992 Plan; and to make all other determinations and interpretations under the 1992 Plan as it deems necessary or advisable.

               Participation. All officers and key employees, as designated by the Committee, of the Company or its subsidiaries are eligible to participate in the 1992 Plan. At this time, approximately 125 officers and key employees are eligible to participate under the 1992 Plan. The 1992 Plan does not limit the number of options which may be granted to an employee or the number of shares which may be subject to an option, except that (i) the aggregate fair market value (determined as of the time the option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000 except in the event of the optionee's death or pursuant to a change in control (as described in "Change of Control" below), and (ii) no incentive stock option may be granted to an employee who owns (at the time the option is granted) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation unless the option price is not less than the higher of 110% of the fair market value or the par value of the Common Stock on the date of grant of the option and such option expires by its terms no later than five years from the date of grant.

               Provisions of Options. Each option shall be granted in such form as the Committee may, from time to time, determine, subject to the following:

                             (a) The  option  price  may not be  less  than  the
               higher of 100% of the fair market value of the Common Stock or its par value at the time the option is granted.

                             (b) The term of each option shall be  determined by
               the Committee in its discretion, at the time the option is granted, but in no event shall the term be more than ten years from the date of grant. Subject to early termination or acceleration provisions (which are summarized below), an option is exercisable, in whole or in part, from the date determined by the Committee until the expiration of the term of the option.

                             (c) An option may not be transferred by an optionee
               otherwise than by will or by the laws of descent and distribution, and may be exercised during his lifetime only by the optionee.

                             (d) The  exercise  price of any option may be paid,
               at the optionee's election, in cash, Common Stock or a combination thereof. The fair market value of Common Stock used as payment upon exercise of an option shall be determined by the Committee.

                             (e) If an  optionee's  employment  by  the  Company
               (including its subsidiaries) is terminated by either party for any reason other than death, disability or retirement with the consent of the Board of Directors, all option rights of such optionee under any then outstanding option shall terminate immediately. If an optionee's employment is terminated by reason of disability or retirement with the consent of the Board of Directors, his option shall be exercisable at any time prior to the expiration of the date of the option or within 90 days after the date of such termination, whichever is the shorter period. If an optionee's employment is terminated as a result of his death, the option rights of such optionee shall be exercisable by the person or persons to whom those rights pass by will or by the laws of decent and distribution at any time prior to the expiration date of the option or within 90 days after the date of such death, whichever is the shorter period.

               Change in Control. In the event (i) a tender offer or exchange offer for 50% or more of the Common Stock remains outstanding for at least five business days, (ii) a "person", within the meaning of Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary, is or becomes the "beneficial owner" directly or indirectly, of 30% or more of the Common Stock or (iii) of a Change in Control, as defined in the 1992 Plan, all options shall become exercisable in full. In addition, in the event of a Change in Control, option holders shall be entitled, in lieu of the exercise of any option (or portion thereof), which, in any case where the optionee is an officer or director of the Company who is subject to the provisions of Section 16(b) of the Exchange Act, has been outstanding for at least six months, to obtain a cash payment in an amount equal to the excess of the aggregate value of the Common Stock covered by the option (or portion thereof), as determined by the Committee, at the time of the Change in Control, over the option price of such option (or portion thereof). If the Change in Control is the result of a tender offer or exchange offer, then the final offer price per share paid for the Common Stock shall, if greater than the value of a share of Common Stock at the time of the Change in Control, as determined by the Committee, be used in determining the aggregate value of the Common Stock covered by the option (or portion thereof) for purposes of determining the amount of the cash payment described in the preceding sentence.

               Federal Tax Treatment of Nonqualified Stock Options. An optionee will not realize taxable income, and the Company will not be entitled to a deduction, at the time that a nonqualified stock option is granted under the 1992 Plan. Upon exercising a nonqualified stock option, an optionee will realize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value on the exercise date of the shares subject to the option over the exercise price of the option. The optionee will have a basis, for purposes of computing capital gain or loss on a future sale or exchange, in the shares received as a result of the exercise equal to the fair market value of those shares on the exercise date.

               Federal Tax Treatment of Incentive Stock Options. An optionee will not realize taxable income when an incentive stock option is granted under the 1992 Plan or when an incentive stock option is exercised, and the Company will not be entitled to a deduction with respect to the option. If the optionee of an incentive stock option holds the shares acquired under the option for at least two years from the date the option is granted and for at least one year from the date the option is exercised, any gain realized by the optionee when the shares are sold will be taxable to the optionee as capital gain. If the optionee does not hold the shares for the one-year and the two-year periods, the optionee will realize ordinary income in the year of disposition of the shares in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of the disposition, if lower) over the option price, and the Company will be entitled to a corresponding deduction. Any remaining gain will generally be capital gain. If the shares are disposed of at a loss, the loss will be a capital loss. The difference between the exercise price of an incentive stock option and the fair market value of the shares subject to the option at the time of exercise is an item of tax preference which may result in the optionee being subject to an alternative minimum tax. Whether an optionee is subject to the alternative minimum tax in lieu of "regular" income tax will depend on individual facts and circumstances.

               Qualification Under Section 162(m) of the Internal Revenue Code. The proposed amendment to the 1992 Plan limits to 800,000 the aggregate number of shares subject to stock options that may be granted to any participant in the 1992 Plan. If certain other conditions are met, the Company will not be subject to the limitations of Section 162(m) of the Internal Revenue Code upon the exercise of nonqualified stock options.

Benefits to be Received by Participants Under the 1992 Plan

               The following chart indicates the amounts that were allocated to the persons or groups listed below for the last fiscal year under the 1992 Plan (based upon the $25.00 per share fair market value on December 29, 1995 less per share fair market value on the date of grant of the option) and the number of options that the persons or groups listed below received under the 1992 Plan in the last fiscal year:

Name and Position                                       Dollar Value ($)(1)           Number of Options
- -------------------------------------------------------------------------------------------------------
Eugene R. Corasanti                                            --                         20,000

William W. Abraham                                           94,350                       19,200

Jeffrey H. Palmer                                            94,350                       17,500

Robert D. Shallish, Jr.                                      94,350                       17,500

Joseph B. Gross                                              94,350                       17,500

Executive Group (9 persons)                                 745,995                      152,750

Non-Executive Director Group (3 persons)                     57,015                       4,500

Non-Executive Officer Employee Group                        469,660                       89,150

- -----------
(1) Based on $25.00 per share fair market value on December 29, 1995 less the per share fair market value on the date of grant.

               The affirmative vote of the holders of a majority of the total outstanding shares of Common Stock is necessary for adoption of the proposed amendment to the 1992 Plan.

               The Board of Directors unanimously recommends a vote FOR the proposed amendment to the 1992 Plan.

          PROPOSAL FOUR: INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

               The Board of Directors has authorized and approved, subject to shareholder approval, an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), increasing the number of authorized shares of Common Stock to 40,000,000. It is contemplated that, if the proposed amendment is approved by the Company's shareholders, a Certificate of Amendment will be filed in accordance with the laws of the State of New York so as to become effective as soon as practicable thereafter.

               Of the 20,000,000 shares of Common Stock currently authorized, as of April 2, 1996 there were 14,901,836 shares issued and outstanding. In addition, 1,292,353 shares were reserved for issuance pursuant to the Company's existing stock option plans. If the 1992 Plan is amended at the Annual Meeting as proposed, an additional 987,500 shares of Common Stock would be reserved for issuance under the 1992 Plan.

               The Board of Directors believes it to be in the best interests of the Company and its shareholders to have additional Common Stock authorized which would be available for issuance for general corporate purposes, including raising capital to support business expansion, stock splits, stock dividends, acquisitions or other developments which might make its issuance desirable. For example, the Company effected three-for-two stock splits in the form of stock dividends on December 27, 1994 and November 30, 1995 (issuing an aggregate of 6,680,000 shares of Common Stock). The Company believes that stock splits or stock dividends broaden the market for, and the liquidity of, the Company's Common Stock. In addition, the Company issued 1,590,000 shares of Common Stock in March 1995 in the acquisition of Birtcher Medical Systems, Inc. and issued 3,852,000 shares of Common Stock in March 1996 in a registered public offering to reduce indebtedness incurred in connection with the Company's acquisitions. If authorization of any increase in the Common Stock is postponed until a specific need arises, the delay and expense incident to obtaining approval of shareholders at that time could impair the Company's ability to meet its objectives. The Company does not now have any agreement, understanding, arrangement or commitment which would result in the issuance of any of the additional shares to be authorized (other than pursuant to stock options) and no assurance can be given at this time that additional shares will, or as to the circumstances under which such shares might, in fact be issued. No further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares unless applicable laws or regulations or the rules of the Nasdaq National Market or of any stock exchange on which the Company's securities may then be listed require such approval.

               The additional shares authorized by the proposed amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. Holders of the Company's shares have no preemptive rights and, accordingly, existing shareholders would not have any preferential right to purchase any of the additional shares when issued. Issuance of such shares, depending upon the type of transaction in which the shares are issued, could have a dilutive effect on the equity and earnings per share attributable to present shareholders.

               The issuance of additional shares of Common Stock could also be used to impede an unsolicited bid for control of the Company which the Board of Directors believed was not in the best interests of the Company or its shareholders. The availability of additional Common Stock as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment to Article FOURTH, and the Board is not aware of any effort to obtain control of the Company.

               The proposed amendment would amend the first paragraph of Article FOURTH of the Certificate of Incorporation to read in its entirety as follows:

                             FOURTH.  The  aggregate  number  of shares of stock
               which the Corporation shall have the authority to issue is 40,500,000 , of which 40,000,000 shares of the par value of $.01 per share shall be designated as Common Stock ("Common Stock"), and 500,000 shares of the par value of $.01 per share shall be designated as Preferred Stock ("Preferred Stock").

               Language deleted by the proposed amendment has been crossed out and language added by the proposed amendment has been underlined. The rest of Article FOURTH will remain unchanged.

               [NOTE - in the  paper  version  of this  document,  in the  first paragraph of Article FOURTH quoted above, the numbers "40,500,000" and "40,000,000" are underlined, and immediately following those numbers appear the numbers "20,500,000" and "20,000,000", respectively, each in strikeout.]

               The affirmative vote of the holders of a majority of the total outstanding Common Stock of the Company is necessary for approval of the proposed amendment to the Certificate of Incorporation.

               The Board of Directors unanimously recommends a vote FOR approval of the proposed amendment to the Certificate of Incorporation.

                                 OTHER BUSINESS

               Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

               Any shareholder desiring to present a proposal to the shareholders at the 1997 Annual Meeting, which currently is expected to be scheduled on or about May 20, 1997, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Company so that it is received by the Company at its principal executive offices on or before December 13, 1996. All such proposals should be in compliance with applicable SEC regulations. In addition, shareholders wishing to propose matters for consideration at the 1997 Annual Meeting or to propose nominees for election as directors at the 1997 Annual
Meeting must follow specified advance notice procedures contained in the Company's By-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.

                                             By Order of the Board of Directors,


                                             Thomas M. Acey
                                             Secretary

April 12, 1996

                                 REVOCABLE PROXY

                               CONMED CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Eugene R. Corasanti and Robert E. Remmell, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the "Company") held of record by the undersigned on April 2, 1996, at the Annual Meeting of Shareholders to be held May 21, 1996, and at any adjournment thereof.

(1) Election of directors

    Harry Cone, Robert E. Remmell, Eugene R. Corasanti, Bruce F. Daniels and Joseph J. Corasanti.

    [ ] For           [ ] Withhold           [ ] For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

________________________________________________________________________________

(2) Appointment of Price Waterhouse LLP as Independent Accountants of the Company for the fiscal year 1996.

    [ ] For           [ ] Against            [ ] Abstain

(3) Approval of an amendment to the Company's 1992 Stock Option Plan to increase to 2,000,000 from 1,012,500 the number of authorized shares of Common Stock that may be issued upon exercise of options.

    [ ] For           [ ] Against            [ ] Abstain

(4) Approval  of  an  amendment  to  the  Company's   Restated   Certificate  of
    Incorporation to increase to 40,000,000 the number of authorized shares of Common Stock.

    [ ] For           [ ] Against            [ ] Abstain

(5) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

    All as more particularly  described in the Company's Proxy Statement,  dated
April  12,  1996,  relating  to  such  meeting,   receipt  of  which  is  hereby
acknowledged.

                               CONMED CORPORATION
                    310 Broad Street -- Utica, New York 13501

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE ABOVE SIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3) AND (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

    Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.


                               PLEASE ACT PROMPTLY
                  MARK, SIGN, DATE & MAIL YOUR PROXY CARD TODAY

     The Board of Directors recommends a vote "FOR" Proposal 1, 2, 3, and 4.